As filed with the Securities and Exchange Commission on October 19, 2011

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Prologis, Inc.

(Exact name of registrant as specified in its charter)

MARYLAND	94-3281941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Pier 1, Bay 1	94111
San Francisco, California
(Address of principal executive offices)	(Zip Code)

PROLOGIS 2006 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Edward S. Nekritz, Secretary

Prologis, Inc.

4545 Airport Way

Denver, Colorado 80239

303-567-5000

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	5,740,956	$24.53	$140,825,651	$16,139

(1)	Pursuant to the Agreement and Plan of Merger, dated as of January 30, 2011 and amended as of March 9, 2011, by and among the registrant, Prologis, L.P. (f/k/a AMB Property, L.P.), a Delaware limited partnership, Prologis (f/k/a ProLogis), a Maryland real estate investment trust and wholly owned subsidiary of the registrant (“Prologis”), and certain other parties named therein (the “Merger Agreement”), the registrant assumed equity-based awards of Prologis under the ProLogis 2006 Long-Term Incentive Plan, and such equity-based awards became exercisable solely to purchase shares of common stock of the registrant, with appropriate adjustments to the number of shares into which such equity-based awards are exercisable and the exercise price of such equity-based awards, in accordance with the terms of the Merger Agreement.

This registration statement shall, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the registrant’s common stock, as reported on the New York Stock Exchange on October 13, 2011.
(3)	No payment of registration fee is being made in connection with the filing of this registration statement. Pursuant to Rule 457(p) under the Securities Act, $13,753 of the registration fee for this registration statement is being offset by the registration fees paid in connection with unsold securities registered by the registrant under Registration Statement No. 333-172741 (initially filed on March 11, 2011) and $2,386 of the registration fee for this registration statement is being offset by the registration fees paid in connection with unsold securities registered by Prologis under Registration Statement No. 333-141812 (initially filed on April 2, 2007).

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering shares of the registrant’s common stock, par value $0.01 per share, that may be issued upon the exercise of equity-based awards granted under the ProLogis 2006 Long-Term Incentive Plan (the “Plan”). Pursuant to the Agreement and Plan of Merger, dated as of January 30, 2011 and amended as of March 9, 2011, by and among the registrant, Prologis, L.P. (f/k/a AMB Property, L.P.), a Delaware limited partnership, Prologis (f/k/a ProLogis), a Maryland real estate investment trust and wholly owned subsidiary of the registrant (“Prologis”), and certain other parties named therein (the “Merger Agreement”), the registrant assumed equity-based awards of Prologis under the Plan, and such equity-based awards became exercisable solely to purchase shares of common stock of the registrant, with appropriate adjustments to the number of shares into which such equity-based awards are exercisable and the exercise price of such equity-based awards, in accordance with the terms of the Merger Agreement.

Part I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to employees or others as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Part II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference.

The following documents filed by the registrant and Prologis with the Commission are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	Combined Annual Report of Prologis, Inc. (f/k/a AMB Property Corporation) and Prologis, L.P. on Form 10-K for the fiscal year ended December 31, 2010, filed on February 18, 2011, as amended by the Annual Report on Form 10-K/A filed on March 10, 2011;

(b)	Annual Report of Prologis on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011, as amended by the Annual Report on Form 10-K/A filed on March 28, 2011;

(c)	Combined Quarterly Report of Prologis, Inc. and Prologis, L.P. on Form 10-Q for the quarters ended June 30, 2011, filed on August 9, 2011, as amended by the Quarterly Report on Form 10-Q/A filed on September 8, 2011, and March 31, 2011, filed on May 10, 2011;

(d)	Quarterly Report of Prologis on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011;

(e)	Combined Current Reports of Prologis, Inc. and Prologis, L.P. on Form 8-K, filed on September 30, 2011, June 9, 2011, June 8, 2011, May 4, 2011, April 20, 2011 (two reports), February 3, 2011, February 1, 2011 and January 31, 2011 (other than documents or portions of those documents not deemed to be filed);

(f)	Current Reports of Prologis, Inc. on Form 8-K, filed on June 28, 2011, June 2, 2011 and May 10, 2011; and

(g)	The description of the common stock of Prologis, Inc. contained in the Registration Statement of Prologis, Inc. on Form 8-A filed on October 28, 1997.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference into this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its Charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, or any claim, issue or matter in the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding, or in the defense of any such claim, issue or matter in the proceeding.

Prologis, Inc.’s Charter and Bylaws provide in effect for the indemnification by the company of its directors and officers to the fullest extent permitted by applicable law. Prologis, Inc. has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

Prologis, Inc. has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that Prologis, Inc. indemnify its executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

The Partnership Agreement of Prologis, L.P. requires Prologis, L.P. to indemnify Prologis, Inc., the directors and officers of Prologis, Inc., and such other persons as Prologis, Inc. may from time to time designate against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of Prologis, L.P. or in connection with its business or affairs unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustees, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Prologis, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 19, 2011.

Prologis, Inc.

By:	/s/ Hamid R. Moghadam
Hamid R. Moghadam Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of Prologis, Inc., a Maryland corporation, and the undersigned directors and officers of Prologis, Inc., hereby constitutes and appoints Hamid R. Moghadam, Walter C. Rakowich, William E. Sullivan, Thomas S. Olinger and Edward S. Nekritz, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) to this Registration Statement, and to file the same with all exhibits thereto, and any and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable Prologis, Inc. to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the ProLogis 2006 Long-Term Incentive Plan and to file any such documents or instruments with the SEC, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ Hamid R. Moghadam Hamid R. Moghadam	Chairman of the Board and Co-Chief Executive Officer (Principal Executive Officer)	October 19, 2011

/s/ Walter C. Rakowich Walter C. Rakowich	Co-Chief Executive Officer (Principal Executive Officer) and Director	October 19, 2011

/s/ William E. Sullivan William E. Sullivan	Chief Financial Officer (Principal Financial Officer)	October 19, 2011

/s/ Lori A. Palazzolo Lori A. Palazzolo	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 19, 2011

Signature	Title	Date

/s/ George L. Fotiades George L. Fotiades	Director	October 19, 2011

/s/ Christine N. Garvey Christine N. Garvey	Director	October 19, 2011

/s/ Lydia H. Kennard Lydia H. Kennard	Director	October 19, 2011

/s/ J. Michael Losh J. Michael Losh	Director	October 19, 2011

/s/ Irving F. Lyons III Irving F. Lyons III	Director	October 19, 2011

/s/ Jeffrey L. Skelton Jeffrey L. Skelton	Director	October 19, 2011

/s/ D. Michael Steuert D. Michael Steuert	Director	October 19, 2011

/s/ Carl B. Webb Carl B. Webb	Director	October 19, 2011

/s/ William D. Zollars William D. Zollars	Director	October 19, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	ProLogis 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Prologis’ (formerly ProLogis) Current Report on Form 8-K filed on June 2, 2006).

4.2	Form of Certificate for Common Stock for Prologis, Inc. (incorporated by reference to Exhibit 4.1 to Prologis, Inc.’s Registration Statement on Form S-4/A (No. 333-172741) filed on April 12, 2011).

5.1	Opinion of Mayer Brown LLP.

15.1	KPMG LLP Awareness Letter of Prologis, Inc. for the quarter ended June 30, 2011.

15.2	KPMG LLP Awareness Letter of Prologis, L.P. for the quarter ended June 30, 2011.

15.3	KPMG LLP Awareness Letter of Prologis for the quarter ended March 31, 2011.

23.1	Consent of KPMG LLP of Prologis for the year ended December 31, 2010.

23.2	Consent of PricewaterhouseCoopers LLP of Prologis, Inc. and Prologis, L.P. for the year ended December 31, 2010.

23.3	Consent of Mayer Brown LLP (included in exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).